Exhibit 23.4

C. Gustavo Fernandez, B.Sc., P.Geo

June 26, 2014

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Re:  Hunt Mining Corp. – Form F-1 Registration Statement

Dear Sirs and Madams:

C. Gustavo Fernandez, P. Geo hereby consents to the inclusion or incorporation by reference in Hunt Mining Corp.'s amended registration statement on Form F-1/A (the "Registration Statement") dated on or around the date hereof, and thereafter, and for any further amendment in connection therewith, of the following:

Our report entitled TECHNICAL REPORT GOLD-SILVER RESOURCE ESTIMATE OF THE LA JOSEFINA PROJECT SANTA CRUZ, ARGENTINA, dated September 29th 2010 (the "Report").

We concur with the summary of the information in the Report disclosed in such Registration Statement, and we consent to being named as an expert in such Registration Statement.

C. GUSTAVO FERNANDEZ
C. Gustavo Fernandez